News Release

Mattson Technology Contact	Investor & Media Contact
J. Michael Dodson, Chief Financial Officer	Laura Guerrant-Oiye, Principal
Mattson Technology, Inc.	Guerrant Associates
tel 510-657-5900	tel 808-882-1467
fax 510-492-5963	lguerrant@guerrantir.com

MATTSON TECHNOLOGY, INC. REPORTS RESULTS
FOR THE 2011 FOURTH QUARTER AND YEAR

2011 Net Sales of $184.9 Million Increased 34 Percent Year-Over-Year

FREMONT, Calif. — February 1, 2012 — Mattson Technology, Inc. (Nasdaq: MTSN), a leading supplier of advanced process equipment used to manufacture semiconductors, today announced results for the 2011 fourth quarter and year ended December 31, 2011.

Business Highlights:

  Fourth quarter 2011 net sales of $41.7 million increased 1.1 percent, compared with fourth quarter 2010; 2011 net sales of $184.9 million increased 34 percent, compared with 2010.

  The Company's balance sheet continues to be strong, with working capital of $56.2 million, cash of $32.9 million and no debt.

  Etch systems 2011 net sales grew 77 percent year-over-year, and etch products now comprise 34 percent of systems sales.

"We solidified our new product positions in 2011," noted David L. Dutton, Mattson Technology's president and chief executive officer, "and we are now looking to 2012 to monetize these wins to achieve higher revenue growth and return to profitability. Even with challenging industry conditions, we grew 2011 net sales 34 percent over 2010, driven by a 77 percent growth in etch systems. These high growth rates are in a year in which wafer fabrication equipment spending is forecasted to be up approximately 10 percent.

"In 2011, we made great strides in our strategic plan to expand RTP into the logic/foundry market. Our Millios™ has become the process tool of choice at advanced nodes at three major foundry/logic customers, and our Helios® XP exited 2011 with full production acceptance at three major foundry customers. While 2011 primarily remained an investment year for Mattson Technology, I believe these achievements have put the Company on a very strong growth path. We are excited about the rapid progress of our new etch and RTP positions, and our goal is to turn this momentum into higher levels of profitable and sustainable growth in 2012."

Mr. Dutton concluded, "As the quarter progressed, we have seen an improved visibility from our customers, resulting in strong order growth for the Company. We would expect that with a stronger semiconductor capital equipment investment cycle, our new product positions would outperform the industry."

Fourth Quarter and 2011 Financial Results

Working capital at the end of the fourth quarter was $56.2 million, compared with $57.6 million at the end of the third quarter of 2011 and $51.1 million at December 31, 2010. Cash, cash equivalents, short-term investments and restricted cash at December 31, 2011 were $32.9 million, compared with $38.1 million at the end of the third quarter of 2011 and compared with $23.0 million at December 31, 2010.

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MATTSON TECHNOLOGY REPORTS 2011 FOURTH QUARTER RESULTS	PAGE 2 of 5

Fourth quarter net sales of $41.7 million decreased 7.2 percent, compared with $44.9 million in the third quarter of 2011, and increased 1.1 percent, compared with $41.3 million in the fourth quarter of 2010. Gross margin for the fourth quarter was 33.3 percent, compared with the 34.5 percent gross margin in the third quarter of 2011 and a six-point increase over the 26.9 percent gross margin in the fourth quarter of 2010. Operating expenses for the fourth quarter were $18.7 million and included $1.8 million of restructuring costs. Operating expenses excluding the impact of restructuring charges were $16.9 million, a $1.1 million decline when compared with $18.0 million in the third quarter of 2011, excluding $0.2 million of restructuring charges.

The sequential decline in operating expenses and the restructuring charges incurred during the fourth quarter were in connection with the Company's cost reduction program. The restructuring charges represented costs incurred to amend a facility lease to reduce the overall commitment by $5.8 million, plus severance and related costs associated with a reduction in force. During the fourth quarter, in addition to the $1.8 million restructuring charges, the Company recorded a number of significant items that included the establishment of a $3.7 million valuation allowance against certain foreign deferred tax assets, a $2.7 million tax benefit from the release of a reserve due to a lapse of the statute of limitations, and a net $1.6 million benefit primarily from the extinguishment of certain liabilities associated with a dormant foreign operation. The net impact of all of these items is a reduction to net income of $1.2 million, or $0.02 per share.

Net loss for the fourth quarter was $4.2 million, or $0.07 loss per share. This compares with a net loss for the 2011 third quarter of $2.3 million, or $0.04 loss per share, and a net loss of $7.9 million, or $0.16 loss per share, reported in the fourth quarter of 2010.

For the year 2011, net sales of $184.9 million increased 33.7 percent, compared with $138.3 million last year. Gross margin for the year was 30.4 percent, just under a two percent improvement over the 2010 gross margin of 28.5 percent. Operating expenses for 2011 were $72.8 million and included $1.9 million of restructuring costs. Operating expenses excluding the impact of restructuring charges were $70.9 million, a $1.7 million improvement when compared with $72.6 million in 2010.

Net loss for the year was $18.0 million, or $0.32 loss per share, compared with a net loss of $33.4 million, or $0.67 loss per share in 2010.

Attached to this news release are unaudited condensed consolidated statements of operations and balance sheets. The Company noted that certain prior period amounts have been reclassified to conform to the reporting in the current period financial statements. Specifically, in the fourth quarter of 2010, the twelve months ended December 31, 2010 and for the three and nine months ended October 2, 2011, respectively, approximately $1.2, $5.2, $1.2 and $3.7 million of prior period costs, related to the allocation of costs to the spare parts business, were reclassified from selling, general and administrative expense to cost of sales in order to more appropriately reflect the costs associated with revenue generating activities. These reclassifications do not affect net income, cash flows or stockholders' equity.

Conference Call

Wednesday February 1, 2011, at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time), Mattson Technology will hold a conference call to review the following topics: 2011 fourth quarter and year financial results, current business conditions, the near-term business outlook and guidance for the first quarter of 2012. The conference call will be simultaneously webcast at www.mattson.com under the "Investors" section. In addition to the live webcast, a replay will be available to the public on the Mattson Technology website for one week following the live broadcast. To access the live conference call, please dial (970) 315-0417.

Mattson Technology will also webcast a slide presentation in conjunction with the conference call, which can also be accessed at www.mattson.com under the "Investors" section.

MATTSON TECHNOLOGY REPORTS 2011 FOURTH QUARTER RESULTS	PAGE 3 of 5

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements regarding the Company's future prospects and plans, including, but not limited to: potential future net sales, profit, cash flow, cash position and other financial results, future customer demand and industry and economic conditions, Company strategies and the market opportunity and acceptance of Company products in various customer markets. Forward-looking statements address matters that are subject to a number of risks and uncertainties that can cause actual results to differ materially. Such risks and uncertainties include, but are not limited to: Company expectations with respect to continued growth of its business; growth of the industry and the size of the Company's served available market; the timing of significant customer orders for the Company's products; customer acceptance of delivered products and the Company's ability to collect amounts due upon shipment and upon acceptance; the Company's cash position overall, especially as a result of payments made for inventory and the related collections upon shipment of such inventory; end-user demand for semiconductors, including the growing mobility electronics industry; customer demand for semiconductor manufacturing equipment, including as a result of Greenfield fab plans; the Company's ability to timely manufacture, deliver and support ordered products; the Company's ability to bring new products to market, to gain market share with such products and the overall mix of the Company's products; customer rate of adoption of new technologies; risks inherent in the development of complex technology; the timing and competitiveness of new product releases by the Company's competitors; the Company's ability to align its cost structure with market conditions; and other risks and uncertainties described in the Company's Forms 10-K, 10-Q and other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information provided in this news release.

About Mattson Technology, Inc.

Mattson Technology, Inc. designs, manufactures and markets semiconductor wafer processing equipment used in the fabrication of integrated circuits. We are a leading supplier of plasma and rapid thermal processing equipment to the global semiconductor industry, and operate in three primary product sectors: dry strip, rapid thermal processing and etch. Through manufacturing and design innovation, we have produced technologically advanced systems that provide productive and cost-effective solutions for customers fabricating current and next-generation semiconductor devices. For more information, please contact Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, CA, 94538. Telephone: (800) MATTSON/(510) 657-5900. Internet: www.mattson.com.

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MATTSON TECHNOLOGY REPORTS 2011 FOURTH QUARTER RESULTS	PAGE 4 of 5

MATTSON TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2011	2010	2011	2010

Net sales	$ 41,694	$ 41,259	$ 184,947	$ 138,336
Cost of sales	27,827	30,153	128,699	98,952
Gross profit	13,867	11,106	56,248	39,384

Operating expenses:
Research, development and engineering	6,296	7,391	26,189	27,791
Selling, general and administrative	10,601	11,345	44,720	44,902
Restructuring charges	1,786	(50)	1,889	(114)
Total operating expenses	18,683	18,686	72,798	72,579

Loss from operations	(4,816)	(7,580)	(16,550)	(33,195)

Interest and other income (expense), net	2,136	(343)	270	113
Loss before income taxes	(2,680)	(7,923)	(16,280)	(33,082)
Provision for (benefit from) income taxes	1,494	(22)	1,670	321
Net loss	$ (4,174)	$ (7,901)	$ (17,950)	$ (33,403)

Net loss per share:
Basic and Diluted	$ (0.07)	$ (0.16)	$ (0.32)	$ (0.67)
Shares used in computing net loss per share:
Basic and Diluted	58,276	50,153	55,299	50,073

MATTSON TECHNOLOGY REPORTS 2011 FOURTH QUARTER RESULTS	PAGE 5 of 5

MATTSON TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2011	2010
	(unaudited)	(1)

ASSETS

Current assets:
Cash, cash equivalents and short-term investments	$ 31,073	$ 19,014
Restricted cash	1,877	4,026
Accounts receivable, net	25,278	24,127
Advance billings	5,071	3,177
Inventories	29,203	34,673
Prepaid expenses and other assets	9,024	5,770
Total current assets	101,526	90,787
Property and equipment, net	10,552	15,011
Other assets	1,765	5,826
Total assets	$ 113,843	$ 111,624

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 16,785	$ 20,860
Accrued liabilities	16,447	13,452
Deferred revenue	12,117	5,349
Total current liabilities	45,349	39,661

Income taxes payable, non-current	1,312	4,287
Other liabilities	7,037	5,021
Total liabilities	53,698	48,969

Stockholders' equity:
Common stock	62	54
Additional paid-in capital	650,111	634,944
Accumulated other comprehensive income	20,472	20,207
Treasury stock	(37,986)	(37,986)
Accumulated deficit	(572,514)	(554,564)
Total stockholders' equity	60,145	62,655
Total liabilities and stockholders' equity	$ 113,843	$ 111,624

(1) Derived from audited financial statements